Winland Electronics, Inc. Reports Second Quarter 2009

Q2 Revenues total $5.7 million; $0.19 EPS loss

Mankato, Minn. / August 13, 2009 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced net sales of $5.7 million for the second quarter ending June 30, 2009 versus $6.9 million, down 16.5 percent, in the comparable period in 2008.  The Company reported a net loss of $714,000, or $0.19 per share, versus a net loss of $765,000, or $0.21 per share, in the second quarter of 2008.

The Company’s Electronic Manufacturing Services (EMS) segment sales for the quarter totaled $5.0 million versus $6.0 million in the second quarter of 2008, a decrease of 16.1 percent year-over-year.  Winland’s EMS segment recorded an operating loss of $65,000 in the period, versus an operating profit of $40,000 in the second quarter of 2008.  Net sales for Winland’s Proprietary Products segment totaled $729,000, down $171,000, or 19 percent, from the comparable period in 2008.  The Company’s Proprietary Products segment recorded an operating profit of $43,000 in the quarter versus an operating loss of $81,000 in the comparable period of 2008.

“We continue to experience a significant level of caution within our customer base, a situation that in the second quarter affected three of our four largest customers,” said Thomas de Petra, president and chief executive officer of Winland “That said, we were again able to capitalize on the increased efficiencies we have realized over the past 18 months, programs that have significantly improved the cost, quality and delivery of Winland’s products.”  Overall operating expenses were down $236,000 or 18.3 percent, from the comparable period in 2008.  R&D spending was lower by $272,000 or 75.7 percent while sales and marketing expense increased by $70,000 or 19.8 percent.

Second quarter results reflected across-the-board softness in the EMS industry that has persisted for almost a year, as well as a continuation of sales pressure within our proprietary products division.

“In spite of the softness in the industry, both our existing and new customers continue to validate our efforts to broaden our capabilities and to expand our scope of services,” de Petra said. “Sales during the quarter reflect both early stage production activities for several new customers and the expansion of manufacturing volume from an existing medical device customer.. Similarly, we received a qualification build from a new customer, as well as initial production orders from customers whose projects were in transition from our design engineering department into production.  Subsequent to quarter-end, we received a production order from a leading diversified provider of advanced transportation safety equipment.”

Higher unabsorbed fixed overhead from lower sales, combined with the higher costs of initial production with new customers, had a negative impact on gross margin performance, resulting in a gross margin of 8.5 percent in the second quarter, down 1.3 percent when compared to the second quarter of 2008.  During the second quarter, the company also marked the conclusion of its manufacturing relationship with Select Comfort Corporation, a transition process that began in the first quarter this year.

“Each of the new customer manufacturing projects undertaken in the second quarter represents a better alignment with the operational and quality improvements we have been putting in place over the past several quarters,” de Petra said.  “During the quarter, Winland’s design engineering department continued to strengthen our OEM customer relationships and has become a valuable, cost-effective resource for new customers seeking to optimize product designs for transition to manufacturing.  Design engineering has played an important role in three out of our last five new customer relationships.”

Winland’s customer base now includes companies in transportation logistics and fleet management, industrial, instrumentation, safety equipment, medical and telecommunications.

Six-Month Results

For the six months ended June 30, 2009, Winland reported $12.9 million in sales, a decrease of 7.3 percent over the comparable period in 2008.  The net loss for the period totaled $839,000, or $0.23 per share, versus $1.1 million, or $0.31 per share in the comparable period in 2008. Gross margins for the first six months of 2009 expanded to 12.1 percent versus 9.3 percent in the first six months of 2008.

The Company’s EMS segment sales totaled $11.4 million with operating income of $433,000 for the six months ending June 30, 2009, versus $12.1 million in sales and $81,000 in operating income in the comparable period in 2008.  Proprietary Products segment sales totaled $1.4 million with operating income of $105,000 versus sales of $1.8 million with an operating loss of $74,000 in the comparable period in 2008.

For the six months ended June 30, 2009, the Company recognized an income tax expense of $150,000 due to recording $129,000 of unrecognized tax benefits related to tax positions previously taken and a $21,000 tax effect of provision to return differences identified subsequent to the filing of the 2008 Federal and state income tax returns.

 “While we, like the rest of our industry, continue to experience significant pressure at the top line, we are greatly encouraged with the progress we’ve made in lowering the overall break-even level of the business,” de Petra said.  “We are particularly pleased with the progress made in our proprietary products segment, where we’ve made substantial gains in improving the profitability of this segment in spite of significant top-line pressure.”

Call Details:

Date:  Thursday, August 13, 2009

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics Second Quarter Fiscal 2009 conference call

Dial-in number: (877) 407-7184

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, August 13, 2009 through Thursday, August 20, 2009.  To access the replay, call 877-660-6853, using Account #336 and enter replay ID 328185.

Web Cast:

Winland will also host a webcast of the conference call on-line at www.winland.com. The webcast will be available until Thursday, September 10, 2009. To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the Company was able to capitalize on the increased efficiencies it has realized over the past 18 months, programs that have significantly improved the cost, quality and delivery of the Company’s products, (ii) that the Company’s existing and new customers continue to validate the Company’s efforts to broaden its capabilities and to expand its scope of services, (iii) the Company received a qualification build from a new customer, as well as initial production orders from various other customers, (iv) that the Company’s design engineering department continued to strengthen its OEM customer relationships and has become a valuable, cost-effective resource for new customers seeking to optimize product designs for transition to manufacturing and (v) that the Company has made substantial gains in improving the profitability of its proprietary products segment in spite of significant top-line pressure.   These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the Company has not actually been able to significantly improve the cost, quality and delivery of its products, (ii) the Company’s existing and new customers are not in fact validating the Company’s efforts to broaden its capabilities and expand its scope of services, (iii) the qualification build from a new customer, as well as the initial production orders from various other customers do not in fact lead to actual purchase orders of significance, (iv) the design engineering department is not in fact strengthening its OEM customer relationships and has not in fact become a valuable, cost-effective resource for new customers and (v) the Company has not in fact made substantial gains in improving the profitability of its proprietary products segment.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

ASSETS	June 30, 2009	December 31, 2008
	(Unaudited)
Current Assets
Cash	$184	$356
Accounts receivable, less allowance for doubtful accounts
of $142 and $25	3,568	3,901
Refundable income taxes	391	595
Inventories	4,603	4,337
Prepaid expenses and other assets	430	231
Total current assets	9,176	9,420

Property and equipment at cost	12,091	12,112
Less accumulated depreciation	(7,559)	(7,201)
Net property and equipment	4,532	4,911
Total assets	$13,708	$14,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit agreement	$386	$-
Current maturities of long-term debt	368	392
Accounts payable	2,420	2,457
Accrued expenses:
Compensation	420	446
Allowance for rework and warranty costs	45	80
Other	4	41
Total current liabilities	3,643	3,416

Long Term Liabilities
Long-term debt, less current maturities	890	1,079
Deferred revenue	126	130
Other long term tax liabilities	258	129
Total long-term liabilities	1,274	1,338

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,679,719 and 3,669,148 shares as of June 30, 2009 and December 31, 2008, respectively.	37	37
Additional paid-in capital	4,966	4,913
Retained earnings	3,788	4,627
Total stockholders' equity	8,791	9,577
Total liabilities and stockholders' equity	$13,708	$14,331

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$5,734	$6,866	$12,886	$13,898
Cost of sales	5,246	6,194	11,322	12,604
Gross profit	488	672	1,564	1,294

Operating expenses
General and administrative	543	577	1,169	1,193
Sales and marketing	423	353	774	693
Research and development	87	359	252	594
Total operating expenses	1,053	1,289	2,195	2,480

Operating loss	(565)	(617)	(631)	(1,186)

Other income (expense)
Interest expense	(23)	(31)	(46)	(65)
Other income (expense), net	3	-	(12)	11
Total other income (expense)	(20)	(31)	(58)	(54)

Loss before income taxes	(585)	(648)	(689)	(1,240)

Income tax benefit (expense)	(129)	(117)	(150)	94
Net loss	$(714)	$(765)	$(839)	$(1,146)

Loss per common share:
Basic and diluted	$(0.19)	$(0.21)	$(0.23)	$(0.31)

Weighted-average number of common shares outstanding:
Basic and diluted	3,669,148	3,649,541	3,669,148	3,645,141

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)
	For the Six Months Ended June 30,
	2009	2008
Cash Flows From Operating Activities
Net loss	$(839)	$(1,146)
Adjustments to reconcile net loss to net cash used in
operating activities:
Non-cash stock based compensation	47	144
Depreciation and amortization	412	408
Loss on disposal of property and equipment	20	-
Deferred tax assets	-	118
Changes in assets and liabilities:
Accounts receivable	333	(133)
Refundable income taxes	204	(212)
Inventories	(266)	318
Prepaid expenses	(199)	(136)
Accounts payable	(37)	(44)
Accrued expenses, including deferred revenue and
other long term tax liabilities	26	(270)
Net cash used in operating activities	(299)	(953)

Cash Flows From Investing Activities
Purchases of property and equipment	(59)	(111)
Proceeds from sale of property and equipment	7	-
Net cash used in investing activities	(52)	(111)

Cash flows From Financing Activities
Net borrowings on revolving line of credit	386	175
Payments on long-term borrowings, including capital
lease obligations	(213)	(283)
Proceeds from issuance of common stock	6	20
Net cash provided by (used in) financing activities	179	(88)

Net decrease in cash	(172)	(1,152)

Cash
Beginning of period	356	1,152
Ending of period	$184	$-

Supplemental information
Cash payments for:
Interest	$47	$65

WINLAND ELECTRONICS, INC.
SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Three months ended June 30, 2009
Net sales	$5,005	$729	$-	$5,734
Operating income (loss)	(65)	43	(543)	(565)

Three months ended June 30, 2008
Net sales	$5,966	$900	$-	$6,866
Operating income (loss)	40	(81)	(576)	(617)

Six months ended June 30, 2009
Net sales	$11,448	$1,438	$-	$12,886
Operating income (loss)	433	105	(1,169)	(631)

Six months ended June 30, 2008
Net sales	$12,140	$1,758	$-	$13,898
Operating income (loss)	81	(74)	(1,193)	(1,186)